Exhibit 11 under Form N-14

FORM OF LEGALITY OF SHARES OPINION

Reed Smith LLP
Federated Investors Tower
12th Floor
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
412-288-3131

December 5, 2008

The Trustees of

Federated Equity Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

Federated Prudent Bear Fund (the “Fund”), a portfolio of Federated Equity Funds, a Massachusetts business trust, proposes to acquire the assets of Prudent Bear Fund, a portfolio of Prudent Bear Funds, Inc. in exchange for Class A Shares and Class C Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated October 1, 2008 ("Agreement"), included as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. 333-153074) under the Securities Act of 1933, as amended ("N-14 Registration").

        As counsel to the Fund, we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the written Amended and Restated Declaration of Trust dated August 15, 1995, (“Declaration”) the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by us for the purposes of this opinion.

        Based upon the foregoing, it is our opinion that:

1.	The Fund is duly organized and validly existing pursuant to the Declaration.

2.
The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                   Very truly yours,

                                                  /s/ Reed Smith LLP
Reed Smith LLP